SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

United Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Bancshares, Inc.

A Family of Community Banks

100 South High Street

Columbus Grove, Ohio 45830

www.theubank.com                                                                                419-659-2141

April 3, 2002

AN IMPORTANT NOTICE

ACTION ON YOUR PART IS REQUESTED

Dear Shareholder:

Proxy material relating to the 2002 Annual Meeting of Shareholders of United Bancshares, Inc., to be held on April 24, 2002, was mailed to you on or about March 20, 2002.  Enclosed with this letter, you will find a revised proxy.  Please disregard the proxy you previously received and vote your shares using the enclosed proxy.  If you have already voted using the proxy previously received, please vote again using the enclosed proxy and return it in the enclosed envelope.  Your later dated proxy will replace the proxy previously submitted.

At the Annual Meeting of shareholders you are being asked to consider and approve the Amendment of the Articles of Incorporation, the Adoption of the proposed Regulations, and the election of the nominees to the Board of Directors.

Your Board of Directors has approved the proposals as being in the best interest of the Company and all its shareholders, and recommends that you vote “FOR” the proposals.  The proposals and the reasons for management’s recommendation, are fully set forth in the proxy statement previously mailed to you.

Regardless of the number of shares you own, it is important that they are represented and voted at the meeting.  You are encouraged to sign, date and mail the enclosed proxy today.  Your interest and participation in the affairs of the Company is sincerely appreciated.

Thank you for your continued support.

Very truly yours,

/s/ E. Eugene Lehman

E. Eugene Lehman

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE

ENCLOSED PROXY IN THE ENCLOSED ENVELOPE